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Schedule C

Fund Administration and Compliance Annual Fee Schedule

The following schedule amends the Fund Administration and Compliance Annual Fee
Schedule in Schedule B of the Fund Administration Servicing Agreement:

Funds
-----

Potomac U.S. Plus Fund                      Potomac MidCap Plus Fund
Potomac U.S./Short Fund                     Potomac MidCap/Short Fund
Potomac OTC Plus Fund                       Potomac Total Market Plus Fund
Potomac OTC/Short Fund                      Potomac Total Market/Short Fund
Potomac Small Cap Plus Fund                 Potomac Warwick Growth Fund
Potomac Small Cap/Short Fund                Potomac Warwick Momentum Fund
Potomac Dow 30 Plus Fund                    Potomac Portfolio Strategies Fund
Potomac Dow 30/Short Fund
Potomac Japan Plus Fund
Potomac Japan/Short Fund
Potomac U.S. Government Money Market Fund

Minimum of $200,000 per fund complex for 8 funds.
Fund additions and closings are subject to negotiation.

Plus out-of-pocket expense reimbursements, including but not limited to:

                Postage
                Programming
                Stationery
                Proxies
                Retention of records
                Special reports
                Federal and state regulatory filing fees
                Certain insurance premiums
                Expenses from Board of Trustees meetings
                Auditing and legal expenses
                All other out-of-pocket expenses

FUND ADMINISTRATION AND COMPLIANCE ANNUAL FEE SCHEDULE (CONTINUED)

Fees and out-of-pocket expense reimbursements are billed monthly.


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Joe Redwine                                 Date
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Joe Neuberger                               Date


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Dan O'Neill                                 Date